Exhibit 10.84

[*] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment made pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Sales Ordering Support for Local Services

Order No. 20070105.006.S.016

Between

Startek, Inc.

And

AT&T Services, Inc.

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Agreement No. 20070105.006.S.C

Order No. 20070105.007.S.016

Order No. 20070105.006.S.016

This Order, effective on the date when signed by the last Party (“Effective Date”) is by and between Startek, Inc., a Delaware corporation (“Supplier”) and AT&T Services, Inc., a Delaware corporation (“AT&T”), each of which may be referred to in the singular as “Party” or in the plural as “Parties,” and shall be governed pursuant to the terms and conditions of Agreement Number 20070105.006.C.  Any terms and conditions in this Order that modify or change the terms and conditions of Agreement Number 20070105.006.C shall apply to this Order only.

1.             Description of Material and/or Services:

Supplier shall provide Sales and Support for Local Services as determined by AT&T (“Program”), pursuant to Attachment A entitled “STATEMENT OF WORK”, dated November 1, 2009 (“Work”) attached hereto and hereby made a part of this Order.

2.             Duration of Order:

This Order will continue in effect for a term expiring on December 31, 2010, unless it is Cancelled or Terminated before that date.  AT&T reserves the right to renew this Order for an additional twelve months at rates no greater than those set forth herein.

3.             Location:

Supplier shall perform the Work at the following locations:  Greeley CO

4.             Pricing:

The following Pricing schedule shows the amounts to be paid to Supplier for the various Work to be performed under this Order. Full Time Equivalent (“FTE”). Invoices shall be submitted monthly based on the number of actual hours worked and shall exclude any non-production activity, including but not limited to the following: lunchtime, break time, holidays, vacations and sick-time, Supplier meetings, training, coaching sessions, or any other activity that does not support the work described in this document

Description	Hourly Rate
Full Time Equivalent Resource	[*]
*New Training — pursuant to Section D Training	[*]

* Training for initial ramp of [*] will be at no charge.

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

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Supplier agrees that the rates provided above are all inclusive of the costs for the Program, which include, but are not limited to the following items, and no other charges shall be billed to AT&T.

[*]

Holiday Hourly Rate:

AT&T agrees to compensate Supplier [*] times the applicable hourly rate shown above for work performed during the Holidays shown in Section F Holidays that were previously approved by AT&T in writing.

Where the parties are to mutually agree on the headcount quantity, amount of hours to be performed or the course of conduct or activity under this Order, or any other provisions of this Order where the parties may need to mutually agree, in the event the parties cannot mutually agree within ten (10) business days, Supplier agrees to carry out the expressed requests of AT&T provided such requests are not unreasonable.  In addition, the parties agree to also promptly escalate to the next level of management for resolution.

5.             Invoices/Billing Information:

If Supplier is enabled to transact business with AT&T using the internet-based Ariba Supplier Network (“ASN”), Supplier agrees to submit invoices in electronic form to AT&T’s Accounts Payable organization through the ASN.  If Supplier is not so enabled, it agrees to submit invoices to AT&T Accounts Payable, PO Box 66960, St. Louis, MO  63166-6960.  Invoices against this Order shall reflect billing number [TBD] exactly as shown.  Supplier shall ensure that AT&T’s Program Manager actually receives such invoices no later than the tenth (10th) of each month for the prior month’s service in the format requested by AT&T.  Supplier shall send electronic copies of all invoices including back-up documentation to AT&T’ Program Manager set forth in Section 7.

Invoice charges (including any training expenses) shall be in accordance with the rates shown in Section 4 Pricing of this Order.

Billable Hours - Supplier shall provide a document with each invoice which details the following:

•                  Headcount billable hours by name, hire date, and months on Program as defined in the Statement of Work.

Training - Supplier shall provide the following back-up documentation, as requested by AT&T, supporting all training expenses previously approved by AT&T in writing and billed to AT&T.  This documentation shall specify the following information for each training class included in the billed training expense:

•                  Name or other designation of the training class

•                  Name of the contact at AT&T who directed Supplier to conduct the training

•                  Length, in hours per agent, of the training material covered in the class

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

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•                  Start-date of the training class

•                  End-date of the training class

•                  Number of agents beginning the class

•                  Number of agents completing the class

•                  Other supporting information as requested by AT&T

The aforementioned information shall be presented in a consistent format satisfactory to AT&T for each invoice.  Supplier will attach this information, along with other required back-up data, to the back of a copy of the corresponding invoice.

6.             Maximum Expenditure:

The maximum expenditure under this Order shall not exceed [*] over the life of this Order.  Subject to this maximum, the total amount payable by AT&T for the Work shall be determined by applying the stated rate of applicable compensation set forth in this Order.  AT&T shall not be required to pay for Work in excess of this maximum unless Supplier has first secured an amendment to this Order authorizing the increased expenditure.

7.             Program Manager/Point of Contact:

AT&T’s Program’s Manager is:

Mr. Craig Mallian

AT&T Services, Inc.

4513 Western Avenue Rm:214B

Lisle, Il  60532

Phone:  (630) 810-6391/After 12-1-09: 630-719-1677

Email:  cmallian@att.com

8.             AT&T Contract Manager:

Kathy Holzer-Muniz

AT&T Services, Inc.

Rm:  1C146A

One AT&T Way

Bedminster, NJ  07921

Phone:  (908) 234-3655

Email:  kholzer@att.com

9.             Supplier Point of Contact:

Mr. Chris Paoletti

StarTek, Inc.

44 Cook Street

Denver, CO 80206

Email: chris.paoletti@startek.com

Phone: (303) 262-4553

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

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10.           Dispute Resolution - Mediation

a.               The Parties will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this Agreement through negotiations between authorized representatives of the Parties, before resorting to other remedies available to them.

b.              If a controversy or claim should arise which is not settled as specified in Subsection a., representatives of each Party who are authorized to resolve the controversy or claim will meet at a location designated by AT&T, at least once, and will attempt to, and are empowered to resolve the matter.  Either representative may request this meeting within fourteen (14) days of such request (the “first meeting”).

c.               Unless the Parties otherwise agree, if the matter has not been resolved within twenty-one (21) days of the first meeting, the representatives shall refer the matter to more senior representatives, who shall have full authority to settle the dispute.  Such senior representatives will meet for negotiations within fourteen (14) days of the end of the twenty-one (21) day period referred to above, at a site designated by AT&T.  Three (3) business days prior to this scheduled meeting, the Parties shall exchange memoranda stating the issue(s) in dispute and their positions, summarizing the negotiations which have taken place, and attaching relevant documents.

d.              If more than one (1) meeting is held between the senior representatives, the meeting shall be held in rotation at the offices of Supplier and AT&T.

e.               If the matter has not been resolved within thirty (30) days of the first meeting of the senior representatives (which period may be extended by mutual agreement), the Parties will attempt in good faith to resolve the controversy or claim in accordance with the American Arbitration Association’s then current Commercial Arbitration Rules.

11.           Name of Affiliate Ordering Services:

AT&T Operations, Inc.

IN WITNESS WHEREOF, the Parties have caused this Order to be executed, which may be in duplicate counterparts, each of which will be deemed to be an original instrument, as of the date the last Party signs.

STARTEK, INC.	AT&T Services, Inc.

By:	By:

Printed Name:	Printed Name:	Kathy Holzer-Muniz

Title:	Title:	Sr. Contract Manager

Date:	Date:

On behalf of AT&T Operations, Inc.

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

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Order No. 20070105.006.S.016

Attachment A

STATEMENT OF WORK

Sales Ordering Support for Local Services

November 1, 2009

A.            Program Description

Provide Sales support and order handoff functions between Sales and Ordering Centers. Product and/or services supported are AT&T Local Services.  Functionality is acceptance and initial review of sales generated order via AT&T web based proprietary system, ECRM (“Program”).

Supplier shall provide [*] resources (“Initial FTEs”). Each FTE is expected to support [*] orders at one time.

At the end of sixty (60) days from full production of the Initial FTEs (excluding replacement FTE and/or attrition FTE), the parties will mutually determine if any change in the Initial number of FTE resources are needed to support the volume of orders to be processed for each FTE.  AT&T reserves the right to increase/decrease the number of FTE’s at anytime by providing written notice to Supplier subject to the following:   Any increase in FTEs requires forty (45) days written notice to Supplier.

Required Language:  English

B. Responsibilities & Performance Metrics:

AT&T Responsibilities:

Sales perform the following steps: (this function performed by AT&T Sales force)

•                  Sales creates request for service via an ECRM Support Request (SR) with Minimum Data Set (MDS) document attached to engage Ordering Team via Self Route Queue

•                  Sales is responsible for qualifying customer for AT&T Local services

Sales provide the following necessary documentation (when applicable):

•                  Transfer of Service (TSA)

•                  Non Standard Request (NSR)

•                  Revenue Account Office Request (ROR)

•                  New Billing Account Number (BAN) (for standalone only)

•                  Alternate Enhanced Redirect Solutions (AERS) Worksheet & MACD documentation

•                  Customer Service Records (CSRs)

Supplier Responsibilities & Performance Metrics:

Sales Support person completes:

•                  ECRM SR from Sales

•                  Order Handoff within [*] hours of receipt of ECRM request. The steps outlined below are required as part of this process

•                  Send Sales email advising that project has been assigned

•                  Understand and confirm the scope of work with Sales

•                  Contact customer to confirm scope of work and gain agreement on the expectations and implementation

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

•                  Research/ investigate request before submitting to appropriate ordering center

•                  Provide Order Numbers & Tentative Due Date Delivery to the Customer, Sales & Service Management via an official hand off within [*] business days of engaging other teams

Supplier shall comply with the metrics set forth above, which shall be measured monthly, based on current month’s performance.

AT&T reserves the right to change the metrics at any time by providing advance written notice to Supplier.  Supplier shall make all reasonable efforts to meet/exceed such revised metrics upon receipt, but no later than thirty (30) days after notification by AT&T.  Supplier shall implement processes and controls as to manage results to the metrics.

Supplier shall actively participate, at no cost to AT&T, in any reasonable metric improvement initiatives as set forth by AT&T and agrees to furnish supplemental documentation upon request.

Supplier shall maintain Individual Performance records for each resource, based on the measured metrics.  These records shall be compiled on a monthly basis and maintained for the life of the Order.  Supplier shall promptly provide this detail to AT&T upon request.

In the event that one or more metrics are not met, Supplier shall, if requested by AT&T, develop an action plan to correct the deficient area(s), and shall submit in writing for AT&T’s approval, such action plan within five (5) business days after the deficiency is identified. Upon approval by AT&T of the aforementioned action plan the Supplier shall implement the action plan within ten (10) business days after approval.

In the event that the first action plan is not approved by AT&T, Supplier shall revise such action plan and shall submit to AT&T in writing that action plan within ten (10) business days after the deficiency is identified. Upon approval by AT&T of the aforementioned action plan the Supplier shall implement the action plan within ten (10) business days after approval.

In the event that the revised action plan is not approved by AT&T, Supplier shall revise such action plan and shall submit to AT&T in writing that action plan within ten (10) business days after the deficiency is identified. Upon approval by AT&T of the aforementioned action plan the Supplier shall implement the action plan within ten (10) business days after approval. If the revised action plan still does not meet AT&T’s satisfaction, this failure by Supplier shall be considered a material breach.  In addition, if Supplier fails to correct the deficiencies in an approved action plan it shall be deemed a material breach of this Order.

Additional requirements:

•                  Provides required space and equipment

•                  Meet tasks/metrics as prescribed

•                  Supervision

•                  Provide ongoing training after initial deployment

•                  Reporting of metrics

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

C.  Hours / Days of Operation:

Supplier shall provide services Monday through Friday, from 8:00 AM until 5:00 PM EST.

E.  Training & Skill Set Requirements

Training Duration:

Training duration is approximately one (1) to two (2) weeks.  Supplier shall have all FTEs trained and in production by no later than November 25, 2009.

Training authorized by AT&T in writing in which AT&T has agreed to compensate Supplier shall be invoiced at the training rate set forth in Section 4 Pricing.

Supplier shall recruit, train and staff resources pursuant to AT&T’s written authorization.  AT&T reserves the right, in its sole discretion, to change any items and Supplier agrees to adhere to such changes.

AT&T agrees to provide the first such training programs to the Supplier. Supplier shall provide the following:

•                  Supplier provides a designated trainer or supervisor to attend these classes

•                  Supplier will then assume full responsibility for training their resources from that point forward

AT&T will provide the necessary job aides to enable the Supplier to accurately complete ordering screens, system access, training materials.

Personnel Qualifications

Supplier resources must be proficient in both basic voice communications and customer care soft skills. At a minimum, resources should have:

•                  Knowledge of Local voice telecommunications

•                  Customer Care Skills (e.g., handling irate customer etc.)

•                  An understanding of how the service works and the various components

•                  Professional Telephone Skills

•                  Professional handling and resolution of customer dissatisfactions/objections.

•                  Project Management Skills

Skill Set Requirements

•                  High school education or equivalent

•                  Previous business sales support experience

•                  Telecommunications experience

•                  Self-starter and highly self-motivated

•                  Excellent communications skills (both written and oral)

•                  Computer literacy on Internet Explorer, Microsoft Word, Excel, PowerPoint and Outlook, are required

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Post-Training Support:

If some additional level of support is required after formal training has taken place, AT&T’s management team will work collectively with the Supplier to provide these resources as necessary.

Training Location

Training to take place at Supplier’s Work Location: in Greeley, CO

For changes in Supplier’s training location that is initiated by Supplier, Supplier shall assume all travel expenses for Supplier’s employees.

System IDs, Passwords, Logins, Connectivity Testing Procedures

AT&T will supply necessary IDs and both parties will designate a SPOC (“Single Point of Contact”) to work through ID issues for System IDs, Passwords, Logins, Connectivity Testing Procedures.

F.  Reports

AT&T will provide Supplier, at AT&T’s sole discretion, timely access to the data and systems necessary to generate the required reports set forth below which shall be provided by Supplier.

•                  Pull weekly metrics data from AT&T proprietary system PAM, save into and analyze in Excel format

Supplier’s Program Manager shall attend daily, weekly and monthly status meetings as established by the AT&T. Such meetings shall be at Supplier’s sole cost and expense.

A quarterly review of Program content and implementation will be performed between AT&T’s Project Manager and Supplier’s Program Manager.  Weekly operational calls will also be held between the AT&T and Supplier’s Program Managers.  AT&T may request daily reviews when business results and metrics warrant.  These reviews will be conducted at the convenience of both parties.

Supplier shall use the appropriate Supplier’s project management tools and reporting systems in order to effectively and efficiently manage AT&T provided order volumes and provide timely and accurate status to AT&T and its’ customers.  Supplier, at its’ sole expense, shall design and implement such systems and tools as Supplier deems necessary to support the Work.

G. Holidays

Supplier shall not perform nor invoice for work on AT&T’s observed holidays shown below unless requested by AT&T in writing.  If such holiday(s) are approved by AT&T in writing, Supplier shall invoice AT&T pursuant to the Holiday Rate shown in Section 4 Pricing.

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

New Year’s Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Christmas Day

H.  Post Outage Review and Root Cause Analysis

In the event any telecommunications services or processes are not operating properly, Supplier shall take immediate and appropriate action in accordance with Supplier’s business continuity plan to rectify the malfunction and shall immediately notify AT&T Representative within [*] of the service-affecting situation and of remedial action taken.

Supplier shall provide root cause analysis and/or post outage review to AT&T within [*] after an outage or by close of business Monday if the trouble occurs on Friday after an outage, including the testing of all failed components, analysis of failures, identification of chronic and systemic problems, implementation of fixes and monthly reporting on component failures and actions taken.  Results of the root cause analysis shall be provided to AT&T in writing in a format mutually agreed to by the parties. The post outage review shall cover the details of the incident and the actions taken for resolution and prevention.

I.  Staffing Requirements

Supplier shall provide sufficient resources equivalent in knowledge and skill sets to perform the Services described herein.

In addition, Supplier shall provide supervisory support and project management expertise which shall be at Supplier’s sole cost and expense.  Such supervisor or project manager shall not work on any other AT&T programs without AT&T’s written consent.  In no event, shall such personnel work on any non-AT&T program.

If for any reason whatsoever (other than force majeure) Supplier’s staffing falls below the resources required to support the forecasted volumes provided by AT&T, Supplier shall not be excused from meeting or exceeding the metrics. In the event of such staffing failure, Supplier shall immediately take all steps to mitigate its failure, and shall, at its sole cost and expense: hire and train additional staff and/or authorize overtime to meet or exceed the metrics until the required resource levels are met. The provisions of this paragraph are in addition to and not in limitation of all other rights and remedies AT&T may have as a result of Supplier’s failure to provide such resources.

Staffing Control

AT&T may, at any time, request immediate removal and replacement of any resource, or other employee of Supplier (e.g. trainers, supervisors, etc.) for performance reasons.  Supplier shall, at Supplier’s sole expense, remove and replace such resource or employee(s). Supplier shall not reassign such resource or employee(s) to any AT&T program(s).

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Supplier shall comply with such request and ensure timely transition of all pending work to another representative.

J. Workforce Management Plan

Supplier must provide AT&T with a minimum thirty (30) day notice of any planned changes (not including resignations) to Program Managers, e.g. Escalation Manager, Area, Program, District and Division Manager position staffing, if applicable.   Whenever an individual in one of these positions is replaced, Supplier will provide AT&T with a documented candidate selection and transition process, along with a description of the proposed candidate’s skills and experience.

K. Equipment and Software

Supplier shall provide, at its sole cost and expense, all systems and telephony equipment necessary to support the work performed. This should include, but is not limited to:

Equipment

•                  Office space

•                  Telephone

•                  Computer

•                  Internet Access

Software

•                  AT&T image for computer

Note: No equipment, hardware or facilities will be provide by AT&T

L. Systems and Telephony

•                  Supplier will be required to access AT&T’s Personal Activities Manager (PAM) system

Supplier shall provide all facilities necessary to access AT&T’s systems and manage the volume of calls as AT&T deems appropriate. AT&T may provide to Supplier secure access procedures for accessing the appropriate ordering and tracking systems along with the required operating system requirements which Supplier agrees to follow. AT&T/Supplier System access shall be determined by AT&T at its sole discretion.

M. Monitor and Control Plans

Change Control Procedures

Overview

The purpose of the Change Control Plan is to plan for the administration of changes this Program.  The plan will identify the procedures for receiving, documenting, implementing, tracking and analyzing the impact of change on all aspects of the project, including schedule, performance and cost.

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

1.               All changes to the original scope, schedule or specifications of the project must be channeled through the AT&T Program Manger.

2.               Any change requests must be submitted in writing and clearly state the nature of the change requested, including its impact on the scope and schedule (if known).  Supplier shall not make any changes unless AT&T provides its express written approval.

N. Automation Support

If requested by AT&T, Supplier shall support the testing, certification, implementation and changes of AT&T platforms, tools and other systems or support other activities and tasks as requested in writing by AT&T.  For these activities, AT&T at its’ sole discretion, will compensate Supplier on FTE basis, that is, per dedicated headcount per month. .

O.  AT&T Information Security Policy

Supplier will comply with AT&T’s information security requirements as set forth in Agreement 20070105.006.C

In support of AT&T’s security and integrity initiatives, Supplier shall abide by and assure full compliance with the contractual requirements concerning AT&T’s proprietary information (including but not limited to CPNI (“Customer Proprietary Network Information”) and ensure that their employees operate with the highest standard of business ethics.  Additionally, Supplier shall manage an inventory of all System IDs issued to Supplier employees, assuring the deletion of said System IDs when Supplier employee resigns, transfers to a non-AT&T program, or transfers to other AT&T business units.

P.  Productivity Improvement / Cost Reduction

During the term of this Order, Supplier shall reduce total time and work and improve all tasks associated with this Program recognizing that quality must not be impaired.

Supplier agrees to identify productivity improvements to drive cost reductions and headcount reductions associated with Supplier’s billable rates.   AT&T’s Program Representative has sole discretion to review and approve any headcount reduction, productivity improvement and/or cost reduction initiative identified by Supplier.  If such headcount reduction, productivity improvement and/or cost reduction initiative is approved by AT&T, Supplier shall implement such initiative and once the cost savings have begun to be realized, all associated cost reductions shall immediately be applied to all charges by Supplier invoiced to AT&T, per the applicable rates listed in Section 4. Pricing and any gain sharing initiatives that have been mutually agreed upon.  If any substantial expense or capital investment is required by Supplier to implement an approved productivity improvement or cost reduction initiative, AT&T and Supplier will mutually agree to any such investment arrangement.

Supplier and AT&T agree to establish a team to identify and quantify productivity improvement opportunities for cost reductions referenced above.  Within forty-five (45) days of the onset of the program, Supplier and AT&T will each identify one or more employees who will serve on such a productivity improvement team, at each party’s own expense.

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

Once productivity improvement and/or cost reductions are implemented, Supplier shall track improvement results and cost reduction measures.  Supplier shall track progress, and recommendations shall be read-out on a monthly basis to the AT&T’s Program Representative during one of the weekly operational /DMOQ review meetings.  The expense of tracking and reporting shall be borne solely by Supplier.

Q.  Attrition

Supplier will provide AT&T a monthly headcount report in the format shown below, detailing personnel losses due to attrition or other reasons (by category), headcount additions, and current headcount.  In the event Supplier personnel leave the Program and new hires are to be trained, the attrition training costs will be borne by Supplier.  Supplier agrees to a timely and orderly transition of accounts handled by the departing resource to another fully trained resource.

ATTRITION ANALYSIS

	Month 1	Month 2	Month 3	Month 4	Month X
Productive Headcount
Non-Productive Headcount
Area Managers
New Hires
FMLA (scheduled to return)
Internal (Positive)Attrition
- Promotion within Project
- Promotion out of Project
- Transfers Out
- Retirement
Attrition (Negative)
- Removal by Supplier
- Not a Job Match (Company Choice)
- Job Dissatisfaction (Employee Choice)
- More $, Same Type of Job (Employee Choice)
- More $, Promotion (Employee Choice)
Average Time in Title

Proprietary Information

The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.